Exhibit 99.01

KANA Software Adopts Stockholder Rights Plan Structured to Preserve Net Operating Losses

MENLO PARK, Calif. – January 30, 2006 – KANA Software, Inc. (Pinksheets: KANA.PK), today announced that its Board of Directors has adopted a Stockholder Rights Plan on January 24, 2006. The primary purpose of the plan is to preserve KANA’s net operating losses, or “NOLs,” for tax purposes. KANA believes that its NOLs constitute a substantial asset. Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, KANA can carry forward its NOLs to offset current and future earnings, and thus reduce its federal income tax liability (subject to certain requirements and restrictions). However, KANA’s future use of these NOLs could be substantially limited in the event of an “ownership change,” as defined under Section 382 of the Internal Revenue Code. In general, a company would experience an ownership change for this purpose if holders of at least 5% of the outstanding shares of common stock, or “5% holders,” increase their aggregate ownership interest in the company over a three-year testing period by more than 50%, measured in terms of the market value of the company’s capital stock.

The new Rights Plan is designed to reduce the likelihood of an ownership change for federal income tax purposes, by discouraging these shareholders of 4.9% or more of common stock from acquiring additional shares. After giving careful consideration to KANA’s NOLs and past transactions in the company’s common stock, the Board of Directors concluded that, because the plan would serve to protect the NOLs and therefore stockholder value, the plan would be in the best interest of KANA and its stockholders. Under the Rights Plan, Rights will be distributed as a dividend at the rate of one Right for each share of KANA common stock held by stockholders of record as of the close of business on February 3, 2006. The rights will initially trade together with the shares of KANA’s common stock. The Rights will become exercisable if any person or entity acquires 4.9% or more of KANA’s outstanding common stock, or if any existing holder of 4.9% or more of KANA’s common stock acquires more than an additional 1.0% (subject to downward adjustment by the Board of Directors if deemed necessary to protect the NOLs). Each Right would then entitle KANA’s stockholders, other than the “acquiring person,” to acquire shares of KANA’s Common Stock at a 50 percent discount to the then-prevailing market price. KANA’s Board of Directors may redeem outstanding Rights at a price of $0.0001 per Right, and may exclude any transaction from triggering the exercisability of the Rights. The rights will expire on February 3, 2009, unless earlier redeemed, exchanged, or amended by the Board of Directors.

The Rights would not be triggered by an acquisition of 50% or more of KANA’s outstanding common stock. Accordingly, this Rights Plan is not designed to prevent an acquiring person from gaining control of KANA.

Details of the Rights Plan will be outlined more fully in a letter that will be mailed to KANA’s stockholders as of the record date, and in KANA’s filings with the Securities and Exchange Commission.

About KANA

KANA is a leading provider of Service Resolution Management (SRM) solutions that improve customer satisfaction, reduce service costs, and increase revenues. KANA’s award-winning suite of customer service solutions for assisted, self, and proactive service enables companies to resolve customer requests quickly and accurately across multiple channels. Built on the industry’s most advanced Web architecture, KANA’s solutions are in use at approximately half of the world’s largest 100 companies. For more information visit www.kana.com

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding KANA’s forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and we assume no obligation to update any such forward-looking statement. These statements include statements about KANA’s net operating losses and the effect of the stockholder rights plan on the likelihood of an “ownership change” within the meaning of the Internal Revenue Code. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: our ability to achieve profitability and utilize our net operating losses, and transaction in our common stock that could give rise to an ownership change. Other risks associated with our business that may affect our operating results are discussed in KANA’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners

Contact:

KANA Software

Jessica Hohn, 508-561-1236

jhohn@kana.com

or

Investors:

Market Street Partners

Carolyn Bass or Susan Coss, 415-445-3240

kana@marketstreetpartners.com